EXHIBIT 11R

                           DECORATOR INDUSTRIES, INC.
             COMPUTATION OF DILUTED INCOME PER SHARE OF COMMON STOCK
                 FOR THE FIVE FISCAL YEARS ENDED JANUARY 3, 2004

                                      2003         2002         2001         2000         1999
                                      ----         ----         ----         ----         ----

Net income                         $1,561,778   $1,384,379   $  861,561   $  133,198   $2,552,278
                                   ==========   ==========   ==========   ==========   ==========

Average number of common
  shares outstanding                2,794,286    2,793,781    2,812,882    3,041,364    3,378,721

Dilutive effect of stock options
  on net income                        33,316       36,526        7,895       35,896      138,960
                                   ----------   ----------   ----------   ----------   ----------

Diluted weighted average shares
  used in the calculation of
  diluted earnings per share        2,827,602    2,830,307    2,820,777    3,077,260    3,517,681
                                   ==========   ==========   ==========   ==========   ==========

Diluted earnings per share
  Net income                       $     0.55   $     0.49   $     0.31   $     0.04   $     0.73
                                   ==========   ==========   ==========   ==========   ==========

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